SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

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FORM 11-K

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ANNUAL REPORT

PURSUANT TO SECTION 15(d)OF THE

SECURITIES EXCHANGE ACT OF 1934

For Fiscal Year Ended December 31, 2003

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Commission File Number 1-14958

National Grid USA Companies' Incentive Thrift Plan I
National Grid USA
25 Research Drive
Westborough, MA 01582

National Grid Transco plc
1-3 Strand
London
WC2N 5EH
ENGLAND

REQUIRED INFORMATION

        The financial statements required by Form 11-K are filed as exhibits and incorporated herein by reference

EXHIBITS

99.1        Financial statements of National Grid USA Companies' Incentive Thrift Plan I, filed under cover of Form SE

99.2       Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the National Grid USA Servcie Company, Inc. Benefits Committee (the Plan Administrator for the National Grid USA Companies' Incentive Thrift Plan I) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                NATIONAL GRID USA COMPANIES' INCENTIVE THRIFT PLAN I

                                s:\John G. Cochrane

                                By__________________________________
                                John G. Cochrane, Chairman
                                National Grid USA Service Company, Inc.
                                Benefits Committee

Date:        June 28, 2004

EXHIBIT INDEX

Exhibit	Description	Page
Exhibit 99.1	Financial Statements of National Grid USA Companies' Incentive Thrift Plan I	Filed under cover of Form SE
Exhibit 99.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm	Filed herewith

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-33094) of National Grid Group plc of our report dated May 14, 2004 relating to the financial statements of the National Grid USA Companies' Incentive Thrift Plan I, which appears in this Form 11-K.

s/PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2004